Exhibit 11


                               Washington Bancorp
                    Computation of Earnings per Common Share



                                                           Twelve Months ended
                                                              June 30, 1999
                                                          ----------------------
                                                          Basic EPS  Diluted EPS
                                                          ----------------------


Computation of weighted average number of
 common  shares outstanding:
Common shares outstanding at the beginning of the ....     651,133      651,133
 period
Unreleased common shares held by the Employee ........     (42,313)     (42,313)
 Stock Ownership Plan (ESOP) at the beginning
 to the period
Weighted average common shares released by the .......       2,171        2,171
 ESOP during the period
Weighted average common shares outstanding -
 Stock Option Plan ...................................          --       14,812
Weighted average common shares purchased .............
 for treasury ........................................     (47,688)     (47,688)
                                                          ---------------------
Weighted average number of common shares .............     563,303      578,115
                                                          ---------------------
Net income ...........................................     831,200      831,200
                                                          ---------------------

Net income per common share ..........................        1.48         1.44
                                                          =====================